Exhibit 99.1

FOR IMMEDIATE RELEASE

May 12, 2010

Contact:

Cloud Peak Energy Inc.

Karla Kimrey

Vice President, Investor Relations

303-713-5000

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS FOR

FIRST QUARTER 2010

Gillette, WY, May 12, 2010 — Cloud Peak Energy Inc. (NYSE:CLD), the third-largest U.S. coal producer and the only pure-play Powder River Basin (PRB) coal company, today announced results for the first quarter 2010 with $311 million in revenues, $78 million in EBITDA (defined later), income from continuing operations of $29 million, and $0.38 diluted earnings per share attributable to its controlling interest.  In the first quarter of 2009, the company reported income from continuing operations of $45 million, and $0.75 diluted earnings per share from continuing operations attributable to its controlling interest, on revenues of $360 million and $97 million in EBITDA.  The first quarter of 2009 had the full benefit of a significant broker sales contract that ended during the first quarter of 2010, reducing first quarter 2010 revenue by $21 million and EBITDA by $11 million compared to the first quarter of 2009.

First Quarter 2010 Highlights

•                  Strong financial performance, including strong EBITDA and cash generation.

•                  Continued excellent health, safety and environmental record.

•                  Improved full year 2010 guidance.

Financial Results

In the first quarter of 2010, Cloud Peak Energy generated EBITDA of $78 million based on increasing revenue per ton of coal sold and continued cost control.  These factors helped offset lower income following the final deliveries under a 25 year old broker contract, which expired in the first quarter of 2010.  Cash generated from operations was $84 million and capital expenditures were $1 million, which was low largely due to timing differences as certain of our capital expenditure is spent in large tranches and its timing can be variable.  Average revenue per ton of coal sold from the company-operated mines in the first quarter of 2010 increased to $12.28 from $12.13 for the same period of 2009.  Costs per ton of coal produced were $8.48, compared to $8.27 in the same period of 2009, due to a 42 percent increase in the cost of oil-based fuels and lubricants, without which costs per ton fell slightly.

Production in the first quarter of 2010 was 21.5 million tons for our three company-operated mines compared to 22.1 million in 2009, a slight decline of 3 percent, primarily due to weather causing some rail interruptions to our customers.  Extreme cold in some parts of the U.S. earlier in the year resulted in increased electricity demand and some transportation difficulties, which led to a rapid drawdown in our

505 South Gillette Avenue • PO Box 3009 • Gillette, WY  82717-3009

Phone:  (307) 687-6000 • Fax:  (307) 687-6015

customers’ PRB coal stockpiles.  While shipments increased in March and April, PRB inventories overall are reported to be approaching normal levels for this time of the year.

Colin Marshall, President and Chief Executive Officer of Cloud Peak Energy Inc., said, “We delivered a strong quarter.  I’m pleased to say our mines operated efficiently and safely during the first quarter, and we believe we are well positioned for the rest of the year.  I recently met with several major customers who confirmed their intention to take their contracted tonnage throughout the year.  In combination with these discussions and our strong shipments in April and early May, we are able to increase the lower end of our production guidance for the full year 2010 from 88 million tons to 90 million tons.”

Export volumes to Asia were approximately 800,000 tons in the first quarter of 2010, an increase of 14 percent over the same period in 2009.  Despite the increase in volumes, export revenues and related income were lower than the first quarter of 2009 as export prices were lower.  First quarter 2009 shipments were based on prices contracted during favorable market conditions in 2008 while the early 2010 shipments reflect prices agreed in late 2009 when the economic downturn had driven prices lower.  “While export prices were soft during most of 2009, we consciously maintained a presence in the export market.  This approach has meant that we have been able to contract increased volume and pricing as export market conditions improved for shipments which will be delivered later in 2010.  We are currently on track to export approximately 2.5 million tons for 2010, up from 1.6 million tons in 2009.  Spring Creek coal has a higher energy content and shorter rail haul than other PRB mines and is gaining widespread acceptance with Asian utility customers which creates a valuable opportunity for Cloud Peak Energy,” said Marshall.

Excellent Health, Safety and Environmental Record

The company’s first quarter 2010 All Injury Frequency Rate (AIFR) was 0.29.  According to Mine Safety and Health Administration (MSHA) data, Cloud Peak Energy had the lowest 2009 AIFR among the five leading U.S. coal companies of 0.66.  Additionally, the company’s three operated mines have not received notice of any environmental violations under the Surface Mining Control and Reclamation Act (SMCRA) since October 2002.

“We firmly believe safe operations correspond very closely with well run operations, which can deliver consistently improving performance and profitability.  Not only is safety the right focus for our employees, contractors and their families, it is the right focus for Cloud Peak Energy.  Safety is a core value at Cloud Peak Energy that will not be compromised,” said Marshall.

In light of the current legislative environment regarding climate change and potential environmental regulations, Cloud Peak Energy is playing an active role in the discussions with legislators and regulators.  We believe it is important to have a balanced dialogue regarding scientific, political and economic considerations.  We view global climate change as a long-term issue where appropriate time should be taken to develop prudent and comprehensive solutions that continue to advance our scientific understanding of the issue and potential responses that avoid any unintended economic dislocation.

Balance Sheet

Unrestricted cash on hand as of March 31, 2010, was $255 million.  We increased our restricted cash, which secures a portion of the company’s future reclamation obligations, by $96 million to $176 million at the end of the first quarter of 2010.  Using cash as collateral instead of letters of credit has allowed us to reduce the cost of securing future reclamation obligations.  As of March 31, 2010, there was $52 million under the company’s $400 million credit facility which was committed in connection with the issuance of letters of credit to secure reclamation obligations.  Cloud Peak Energy’s balance sheet is well positioned with total available liquidity of over $600 million as of March 31, 2010.

The company’s long-term debt as of March 31, 2010, net of original issue discount, was $595 million for the senior notes, plus other long-term debt of $178 million (including the current portion); primarily reflecting the company’s discounted payment obligations under federal coal leases.

Marshall stated, “We were pleased with our strong cash generation in the first quarter.  This performance is further evidence that between our operations and cash balance, we are well positioned to effectively invest in our current operations, acquire additional coal leases and pursue growth opportunities for our business.  We have proportionally low long-term reclamation and other operational liabilities because we only operate surface mines in the PRB, which lend themselves to contemporaneous reclamation and, as a new stand-alone company, we do not have large pension or postretirement welfare benefit obligations.  Our low long-term liabilities, combined with availability under our revolving credit facility, further enhance our balance sheet strength.”

Outlook

For the U.S. economy and the coal markets, the first quarter of 2010 was less challenging than 2009 and showed signs of recovery.  Industry analysts estimate that U.S. utilities’ stockpiles of PRB coal have declined by approximately 24 million tons since their peak in May 2009.  According to industry sources, PRB stockpiles have reduced significantly since November 2009 and are now approaching levels last seen in March 2007.  Stockpiles for eastern (bituminous) coal have not declined as rapidly, primarily due to reduced electricity demand and substitution by low price natural gas.  Low natural gas prices have less impact on PRB coal as PRB coal is typically consumed in low cost, base load power stations.

“We believe the first quarter of 2010 saw the transition from an oversupplied coal market to one where utilities are seeing increased demand for electricity and are raising their expectations for coal burn.  Reduced production has brought supply and demand further into balance.  When I speak with our customers, they tell me that their stockpiles are at, or near, their target levels.  With the significant drawdown in stockpiles since November 2009 and an improving economy, we believe our customers are on track to take their contracted coal this year and resume normal forward-buying patterns,” said Marshall.

“We are uniquely positioned as the only pure-play PRB coal producer.  PRB coal is characterized by its low cost base, location in a part of the U.S. that is generally supportive of coal mining, low sulfur content coal, ample rail capacity and substantial unleased tonnage.  As eastern coal production decreases and exports increase, the demand for PRB coal is expected to backfill the needs of more U.S. utilities.  Continued recovery in the US economy and a normal summer coal burn would set the stage for an improved outlook for the domestic coal market later in the year.  Our sales strategy is to enter each year with our expected production essentially fully sold, which has consistently proven to be a prudent and profitable approach.  We are comfortable with our current contracted position for 2011 and, as the price for coal improves, we will seek to contract our unsold coal for 2011, 2012 and 2013 at higher levels,” said Marshall.

For 2010, we have once again contracted all our planned production and will remain focused on managing our costs.  Of our 2010 planned production, 96 percent is committed under fixed price contracts with a weighted-average price of $12.34 per ton.  Given our forecasts for the pricing of the remaining 4 percent index contracts, we estimate that the average price we will realize is between $12.15 and $12.30 per ton for the full year 2010.  For 2011, we have currently contracted 72 million tons from our three operated mines.  Of this committed 2011 production, 56 million tons are under fixed price contracts with a weighted-average price of $13.02 per ton.

Marshall continued, “We are pleased with our operational and financial performance in the first quarter.  While our shipments were down slightly due primarily to the bad weather impacting the railroads and our customers’ operations, we took this opportunity to position ourselves for planned increased production throughout the rest of the year by removing additional overburden and getting ahead of our reclamation schedule.  We believe we are on track for a solid 2010.  Given strong shipments in April and early May, we have greater confidence in the outlook for the year and are raising our guidance expectations accordingly.”

Updated Guidance - 2010 Financial and Operational Estimates

The following table provides the company’s current outlook and assumptions for selected 2010 financial and operational metrics:

Item	Estimate or Estimated Range
Coal production for our three operated mines	90 – 93 million tons
Committed sales with fixed prices	96% of estimated 2010 production
Average price of fixed contracts	$12.34 per ton
Anticipated realized price of produced coal	$12.15 to $12.30 per ton
Average cost of produced coal(1)	$8.65 - $9.25 per ton
Other operating income	$20 - $30 million
Selling, general and administrative expenses	$55 - $75 million
Interest expense	$50 - $60 million
Depreciation, depletion, amortization	$115 - $135 million
Effective income tax rate(2)	16% - 20%
Capital expenditures (excludes federal coal leases)	$80 - $90 million
Committed federal coal lease cash payments	$64 million

(1)     Represents average Cost of Product Sold for produced coal for our three operated mines.

(2)          The company’s effective income tax rate is expected to be lower than the federal statutory rate of 35 percent primarily because Cloud Peak Energy Inc., the publicly traded parent company, provides for tax only on its controlling 51.7 percent share of income from Cloud Peak Energy Resources LLC.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. EDT on May 12, 2010, to review the results and current business conditions. The call will be webcast live over the Internet from the company’s Web site at www.cloudpeakenergy.com under “Investor Relations.”  Participants should follow the instructions provided on the Web site for downloading and installing the audio applications necessary to join the webcast. Interested individuals also can access the live conference call via telephone at 866-383-8119 (domestic) or 617-597-5344 (international) and entering pass code 80757706.

Following the live webcast, a replay will be available at the same URL on the company’s Web site for seven days. A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 42072453. The telephonic replay will be available for seven days.

About Cloud Peak Energy™

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is the third largest U.S. coal producer and the only pure-play PRB coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, subbituminous coal.  The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope mine and Cordero Rojo mine are located in Wyoming and the Spring Creek mine is located near Decker, Montana. With approximately 1,500 employees, the company is widely recognized for its exemplary performance in its safety and environmental programs. Cloud Peak Energy is a sustainable fuel supplier for approximately 4 percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning. Forward-looking statements are based on management’s current expectations or beliefs, as well as assumptions and estimates regarding our company, industry, economic conditions, government regulations and other factors.  Forward-looking statements may include, for example, (1) our outlook for 2010 and future periods for our company, PRB coal and the coal industry in general, and our 2010 operational and financial guidance; (2) anticipated improvements in overall economic conditions; (3) prices for natural gas and other alternative sources of energy used to generate electricity; (4) coal stockpile levels and the impacts on future demand; (5) our plans to replace and/or grow our coal tons; (6) operational plans for our mines; (7) our cost management efforts; (8) industry estimates of the EIA and other third party sources; (9) our transition to a stand-alone public company and related costs; and (10) other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially from those expressed or implied in the forward-looking statements.  Factors that could adversely affect our future results include, for example, (a) future economic conditions; (b) demand for our coal by the domestic electric generation industry and the price we receive for our coal; (c) reductions or deferrals of purchases by major customers and our ability to renew sales contracts; (d) environmental, health, safety, endangered species or other legislation, regulations and court decisions or government actions, including any new requirements affecting the use, demand or price for coal or imposing additional costs, liabilities or restrictions on our mining operations; (e) public perceptions and governmental actions relating to concerns about climate change, including emissions restrictions and governmental subsidies that make wind, solar or other alternative fuel sources more cost-effective and competitive with coal; (f) the impact of our IPO structuring and financing transactions and ability to successfully operate as a stand-alone public company; (g) operational, geological, equipment, permit, labor, weather-related and other risks inherent in surface coal mining; (h) our ability to efficiently conduct our mining operations, (i) transportation availability, performance and costs; (j) availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; (k) our ability to acquire future coal tons through the federal LBA process and necessary surface rights in a timely and cost-effective manner; (l) access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance; (m) the impact of direct and indirect competition from coal producers and competing sources of energy; (n) litigation and other contingent liabilities; and (o) other risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our 2009 Form 10-K and any updates thereto in our Forms 10-Q.  There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material. We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measure of EBITDA.  EBITDA, a performance measure used by management, is defined as income (loss) from continuing operations plus: (1) interest expense (net of interest income), (2) income tax provision, (3) depreciation and depletion, (4) amortization, and (5) accretion.  EBITDA is not defined under generally accepted accounting principles in the U.S., or GAAP, and does not purport to be an alternative to net income or other GAAP financial measures as a measure of operating performance. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Our presentation of EBITDA may be different than EBITDA as defined in our debt financing agreements. We believe that EBITDA is useful to investors and other external users of our consolidated financial statements as an additional tool to evaluate and compare our operating performance, because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. However, using EBITDA as a performance measure has material limitations as compared to net income, or other financial measures as defined under GAAP, as it excludes certain recurring items which may be meaningful to investors.  EBITDA is also used as a performance measure in our compensation program for our executives. A quantitative reconciliation of EBITDA to income from continuing operations is found in the tables accompanying this release.

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CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands)

	Three Months Ended March 31,
	2010	2009
Revenues	$310,993	$360,493
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization and accretion, shown separately)	216,668	249,172
Depreciation and depletion	23,707	21,843
Amortization	3,197	8,510
Accretion	3,318	2,724
Selling, general and administrative expenses	16,277	14,104
Total costs and expenses	263,167	296,353
Operating income	47,826	64,140
Other income (expense)
Interest income	95	60
Interest expense	(12,776)	(469)
Other, net	—	26
Total other expense	(12,681)	(383)
Income from continuing operations before income tax provision and earnings from unconsolidated affiliates	35,145	63,757
Income tax provision	(6,723)	(18,673)
Earnings from unconsolidated affiliates, net of tax	340	71
Income from continuing operations	28,762	45,155
Income from discontinued operations, net of tax	—	11,654
Net income	28,762	56,809
Less: Net income attributable to noncontrolling interest	17,165	—
Net income attributable to controlling interest	$11,597	$56,809

Amounts attributable to controlling interest common shareholders:
Income from continuing operations	$11,597	$45,155
Income from discontinued operations	—	11,654
Net income	$11,597	$56,809

Earnings per common share attributable to controlling interest:
Basic
Income from continuing operations	$0.38	$0.75
Income from discontinued operations	—	0.20
Net income	$0.38	$0.95
Weighted-average shares outstanding — basic	30,600,000	60,000,000
Diluted
Income from continuing operations	$0.38	$0.75
Income from discontinued operations	—	0.20
Net income	$0.38	$0.95
Weighted-average shares outstanding — diluted	60,086,558	60,000,000

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share and per share data)

	March 31, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$255,441	$268,316
Restricted cash	176,470	80,180
Accounts receivable, net	73,122	82,809
Due from related parties	323	8,340
Inventories, net	69,425	64,199
Deferred income taxes	280	280
Other assets	24,821	7,321
Total current assets	599,882	511,445
Property, plant and equipment, net	969,654	987,143
Intangible assets, net	—	3,197
Goodwill	35,634	35,634
Deferred income taxes	93,634	100,520
Other assets	38,725	39,657
Total assets	$1,737,529	$1,677,596
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$55,452	$57,304
Royalties and production taxes	115,907	102,912
Accrued expenses	61,920	47,763
Current portion of tax agreement liability	758	758
Current portion of other long-term debt	55,282	55,282
Total current liabilities	289,319	264,019
Tax agreement liability, net of current portion	53,751	53,751
Senior notes	595,410	595,321
Other long-term debt, net of current portion	123,085	123,085
Asset retirement obligations, net of current portion	178,147	175,940
Other liabilities	21,637	20,002
Total liabilities	1,261,349	1,232,118

Equity
Common stock ($0.01 par value; 200,000,000 shares authorized; 31,511,755 and 31,449,002 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively)	315	314
Additional paid-in capital	252,814	251,083
Retained earnings	20,250	8,459
Accumulated other comprehensive loss	(6,800)	(6,951)
Total Cloud Peak Energy Inc. shareholders’ equity	266,579	252,905
Noncontrolling interest	209,601	192,573
Total equity	476,180	445,478
Total liabilities and equity	$1,737,529	$1,677,596

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Three Months Ended March 31,
	2010	2009
Cash flows from continuing operations
Operating activities
Income from continuing operations	$28,762	$45,155
Adjustments to reconcile income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and depletion	23,707	21,843
Amortization	3,197	8,510
Accretion	3,318	2,724
Earnings from unconsolidated affiliates	(340)	(71)
Distributions of income from equity investments	15	4,000
Deferred income taxes	6,723	(8,310)
Stock compensation expense	1,732	144
Other, net	927	(51)
Changes in operating assets and liabilities:
Accounts receivable, net	9,687	(613)
Inventories, net	(5,197)	(4,241)
Due to or from related parties	8,017	37,260
Other assets	(17,442)	(4,625)
Accounts payable and accrued expenses	22,146	33,056
Asset retirement obligations	(1,240)	(544)
Net cash provided by operating activities from continuing operations	84,012	134,237
Investing activities
Purchases of property, plant and equipment	(1,057)	(14,276)
Payment on refundable deposit	—	(9,619)
Return of restricted cash	80,180	—
Restricted cash deposit	(176,470)	—
Proceeds from sales of assets	624	71
Cash advances to affiliate	—	(111,279)
Net cash used in investing activities from continuing operations	(96,723)	(135,103)
Financing activities
Repayments on other long-term debt	—	(27,751)
Distributions to Rio Tinto America	(164)	(241)
Net cash used in financing activities from continuing operations	(164)	(27,992)
Net cash used in continuing operations	(12,875)	(28,858)
Cash flows from discontinued operations
Net cash from operating activities	—	37,001
Net cash from investing activities	—	(3,031)
Net cash from financing activities	—	—
Net cash provided by discontinued operations	—	33,970
Net increase (decrease) in cash and cash equivalents	(12,875)	5,112
Cash and cash equivalents at beginning of period	268,316	15,935
Cash and cash equivalents at end of period	$255,441	$21,047

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(dollars in thousands)

	Three Months Ended March 31,
	2010	2009
EBITDA	$78,388	$97,314
Depreciation and depletion	(23,707)	(21,843)
Amortization	(3,197)	(8,510)
Accretion	(3,318)	(2,724)
Interest income	95	60
Interest expense	(12,776)	(469)
Income tax provision	(6,723)	(18,673)
Income from continuing operations	$28,762	$45,155